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                                                                  EXHIBIT 23(b)


                           CONSENT OF TAX ADVISORS



        We consent to the inclusion of our opinion on the ability of D&N Capital Corporation to qualify as a real estate investment trust for federal income tax purposes, dated March 31, 1997, as an exhibit to this Registration Statement on Form S-11 and to the reference of our firm under the heading "Certain Legal Matters" in the Prospectus included in this Form S-11. In giving this Consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                Coopers & Lybrand L.L.P.


Detroit, Michigan
April 28, 1997